ESS Tech, Inc. Announces $3.2 Million Registered Direct Offering and Concurrent Private Placement

WILSONVILLE, OR, – AUGUST 20, 2026 – ESS Tech, Inc. (NYSE: GWH) (the “Company”), a leading provider of safer, non-lithium energy storage solutions, today announced that it has entered into definitive agreements in a registered direct offering with institutional investors for the purchase and sale of 6.4 million shares of common stock at a price of $0.50 per share of common stock. In addition, in a concurrent private placement, the Company will issue to investors warrants to purchase up to 12,800,000 shares of common stock. The warrants have an exercise price of $0.50 per share and will become exercisable immediately following the date of stockholder approval and expire on the fifth anniversary of the issuance date of the warrant. The registered direct offering of common stock and the concurrent private placement of warrants are collectively referred to as the offering herein.

The offering consists of the sale of 6.4 million shares of common stock. The public offering price per share and accompanying warrant is $0.50.

Aggregate gross proceeds to the Company are expected to be approximately $3.2 million, before deducting placement agent fees and other offering expenses payable by the Company. The transaction is expected to close on or about August 21, 2026, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering, together with its existing cash, for general corporate purposes and working capital.

Roth Capital Partners is acting as exclusive placement agent for the offering. Wilson Sonsini Goodrich & Rosati, P.C. is acting as counsel to the Company. Pryor Cashman LLP is acting as counsel to Roth Capital Partners, LLC.

The registered direct offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-291506) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on December 11, 2025. A final prospectus supplement and accompanying prospectus describing the terms of the proposed registered direct offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Roth Capital Partners, LLC, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, or by calling (949) 720-5700 or emailing rothecm@roth.com.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of securities pursuant to the registered direct offering will be made only by means of the prospectus supplement and the accompanying prospectus forming a part of the effective registration statement.

The securities sold in the concurrent private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy such securities, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About ESS Tech, Inc.

ESS (NYSE: GWH) is the leading provider of non-lithium energy storage solutions. ESS was established in 2011 with a mission to accelerate decarbonization safely and sustainably through longer lasting energy storage. Using easy-to-source materials, ESS solutions enable energy security, reliability and resilience. We build flexible storage solutions that allow our customers to meet increasing energy demand without power disruptions and maximize the value potential of excess energy. For more information visit www.essinc.com.

Forward-Looking Statements

This communication contains certain forward-looking statements, including statements regarding ESS and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements include, among others, statements regarding the timing of the closing of the offering, the receipt of regulatory and stockholder approval for the warrants, the expected gross proceeds and the expected use of the net proceeds. These forward-looking statements are based on ESS’ current expectations and beliefs concerning future developments and their potential effects on ESS. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. There can be no assurance that the future developments affecting ESS will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ESS’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, which include, but are not limited to, whether or not ESS will be able to raise capital through the sale of securities or consummate the offering; the final terms of the offering; the satisfaction of customary closing conditions; the receipt of stockholder approval for the warrants; prevailing market conditions; general economic and market conditions as well as geopolitical developments; and other risks and uncertainties described more fully in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 5, 2026, subsequent Quarterly Reports on Form 10-Q, subsequent Current Reports on Form 8-K and the

Company’s other filings with the U.S. Securities and Exchange Commission. Except as required by law, ESS is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Company
investors@essinc.com

Investor Relations
Chris Tyson
Executive Vice President
MZ Group - MZ North America
Phone: (949) 491-8235
GWH@mzgroup.us
www.mzgroup.us

Media
Brad Dore
VP, Marketing
ESS, Inc.
brad.dore@essinc.com
916-207-7355